CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Airbag Performance Securities due 2019	$692,000	$89.13

Pricing Supplement No. 1,510 Registration Statement No. 333-178081 Dated July 29, 2014 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley $692,000  Airbag Performance Securities
Linked to the Common Shares of AT&T Inc. due July 31, 2019
Principal at Risk Securities
Investment Description
These Airbag Performance Securities (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley and provide enhanced returns relative to the actual positive performance of the common shares (the "Underlying Shares") of AT&T Inc. (the “Underlying Issuer”), but expose investors to the risk that the Securities redeem for shares of the Underlying Shares worth less than the principal amount if the Final Price is below 80% of the Initial Price, which we refer to as the Conversion Price.  If the Final Price is greater than the Initial Price, Morgan Stanley will repay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Share Return multiplied by (iii) the Participation Rate of 248%.  If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Final Price is less than the Conversion Price, for each Security you hold at maturity, Morgan Stanley will deliver to you a number of shares of the Underlying Shares equal to the product of (i) the Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Valuation Date (the “Share Delivery Amount”).  The value of these shares the investor receives at maturity will be less than, and potentially substantially less than, the Principal Amount and could be zero.  Accordingly, you may lose a substantial amount, and up to all, of your initial investment.  These long-dated Securities are designed for investors who seek an opportunity to earn an equity-based return with enhanced growth potential and potentially reduced downside exposure to the Underlying Shares at maturity in exchange for the risk of receiving shares of the Underlying Shares at maturity that will be worth less than the Principal Amount and could be worth zero, and forgoing current income.  Investing in the Securities involves significant risks.  You may receive shares at maturity worth less than the Principal Amount and may lose some or all of your investment.  Morgan Stanley will not pay any interest over the 5-year term of the Securities.  The Conversion Price is observed only on the Final Valuation Date and the contingent repayment of principal applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the Closing Price of the Underlying Shares is above the Conversion Price at the time of sale.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates
❑ Participation in Positive Share Returns: If the Final Price is greater than the Initial Price, Morgan Stanley will pay the Principal Amount at maturity plus a return equal to the Share Return multiplied by the Participation Rate.  If the Final Price is less than the Initial Price, investors may be exposed to the negative performance of the Underlying Shares at maturity.
❑ Contingent Downside Market Exposure; Physical Settlement: If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which will be worth less than the Principal Amount and could be worth zero.  The Securities provide the potential for reduced downside exposure to the Underlying Shares.  The Conversion Price is observed only on the Final Valuation Date and the contingent repayment of principal applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the Closing Price of the Underlying Shares is above the Conversion Price at the time of sale.  Any payment on the Securities, including any repayment of principal or obligation to deliver the Underlying Shares, is subject to the creditworthiness of Morgan Stanley.
Trade Date	July 29, 2014
Settlement Date	July 31, 2014
Final Valuation Date*	July 25, 2019
Maturity Date*	July 31, 2019
* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS.  THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING SHARES.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.  THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.
Security Offering

We are offering Airbag Performance Securities Linked to the Common Shares of AT&T Inc.  The Securities are not subject to a predetermined maximum gain, and, accordingly, any return at maturity will be determined by the performance of the Underlying Shares.  The Securities are offered at a minimum investment of $1,000 or 1 Security at the Price to Public described below.
Underlying Shares	Initial Price	Participation Rate	Conversion Price	Share Delivery Amount*	CUSIP	ISIN
Common Shares of AT&T Inc.	$36.59	248%	$29.27, which is approximately 80% of the Initial Price	34.1647 as of the Trade Date	61761S737	US61761S7374

* Equal to the Principal Amount divided by the Conversion Price, as adjusted by the Adjustment Factor.  If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per-Security basis in lieu of delivering such fractional shares.

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Estimated value on the Trade Date	$923.30 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$1,000	$35	$965
Total	$692,000	$24,220	$667,780
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $35 for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 22 of this pricing supplement.

(2)	See “Use of Proceeds and Hedging” on page 21.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 22 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates.  In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm
t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Airbag Performance Securities that are offered hereby.  Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley prospectus supplement dated November 21, 2011, respectively.

If the terms described in this pricing supplement are inconsistent with those in the prospectus and prospectus supplement, the terms in this pricing supplement will control.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of the applicable document.

The Issue Price of each Security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $1,000.  We estimate that the value of each Security on the Trade Date is $923.30.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Participation Rate and the Conversion Price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying Shares if the Final Price is below the Conversion Price.

t You believe the Final Price of the Underlying Shares is not likely to be below the Conversion Price, and, if it is, you understand that you will not receive a cash payment at maturity and instead can tolerate receiving shares of the Underlying Shares at maturity worth less than your Principal Amount or that may have no value at all.

t You believe the Underlying Shares will appreciate over the term of the Securities.

t You are willing to invest in the Securities based on the Participation Rate of 248%.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

t You are willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

t You do not seek current income from your investment and are willing to forego dividends paid on the Underlying Shares.

t You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including the repayment of your principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity.

t You are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying Shares if the Final Price is below the Conversion Price.

t You believe the Final Price of the Underlying Shares is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

t You cannot tolerate receiving shares of the Underlying Shares at maturity worth less than your Principal Amount or that may have no value at all.

t You believe that the price of the Underlying Shares will decline during the term of the Securities.

t You are unwilling to invest in the Securities based on the Participation Rate of 248%.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

t You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t You seek current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

t You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances.  You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms	Investment Timeline

Issuer	Morgan Stanley
Issue Price (per security)	$1,000
Principal Amount	$1,000 per Security.
Term	5 years
Underlying Shares	Common Shares of AT&T Inc.
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment or deliver a number of shares of the Underlying Shares at maturity based on the performance of the Underlying Shares during the term of the Securities.
If the Final Price is greater than the Initial Price, Morgan Stanley will pay you an amount equal to:
$1,000 + ($1,000 × Share Return × Participation Rate).

If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Morgan Stanley will pay you the $1,000 Principal Amount.

If the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of Underlying Shares equal to the Share Delivery Amount*.
These shares will be worth less than the Principal Amount as of the Final Valuation Date and could be worth zero.  Accordingly, you may lose your entire initial investment.

Participation Rate	248%
Conversion Price	$29.27, which is approximately 80% of the Initial Price
Share Return	Final Price – Initial Price Initial Price
Initial Price	$36.59, which is the Closing Price on the Trade Date.
Final Price	The Closing Price on the Final Valuation Date times the Adjustment Factor on such date.
Share Delivery Amount*	The product of (i) 34.1647, which is the Principal Amount of $1,000 divided by the Conversion Price, and (ii) the Adjustment Factor as of the Final Valuation Date.
Final Valuation Date	July 25, 2019, subject to postponement in the event of a Market Disruption Event or for non-Trading Days.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
CUSIP / ISIN	61761S737 / US61761S7374
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)
* If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per-Security basis in lieu of delivering such fractional shares.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS.  YOU MAY RECEIVE SHARES OF THE UNDERLYING SHARES AT MATURITY WORTH LESS THAN YOUR PRINCIPAL AMOUNT AND MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
Your investment in the Securities may result in a loss of some or all of your Principal Amount.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of any principal at maturity.  Morgan Stanley will repay the full $1,000 Principal Amount per Security only if the Final Price is greater than or equal to the Conversion Price, and will make such payment only at maturity.  If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which is the product of (i) the Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Valuation Date.  Therefore, based on the terms of these Securities, if the Final Price is less than the Conversion Price, you will be exposed on an increased basis to any such decline below the Conversion Price, and the value of the Share Delivery Amount will decline by 1.25% for each additional 1% that the Final Price is less than the Conversion Price.  If you receive shares of the Underlying Shares at maturity, the value of those shares will be less than the Principal Amount as of the Final Valuation Date and may have no value at all.  In addition, the price of the Underlying Shares may further decrease from the Final Valuation Date to the Maturity Date.

t
Potential physical settlement. If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Security equal to the Share Delivery Amount, which will be worth potentially substantially less than the Principal Amount and could be worth zero.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The Conversion Price is observed only on the Final Valuation Date and the contingent repayment of principal applies only at maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Underlying Shares have not declined below the Conversion Price.

t
The Participation Rate applies only if you hold the Securities to maturity.  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the return of the Underlying Shares multiplied by the Participation Rate at the time of sale even if such return is positive.  You can receive the full benefit of the Participation Rate from Morgan Stanley only if you hold your Securities to maturity.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
The market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the price of the Underlying Shares at any time,

o	the volatility (frequency and magnitude of changes in price) of the Underlying Shares,

o	dividend rates on the Underlying Shares,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or stock markets generally and which may affect the Initial Price and/or the Final Price,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $1,000 per Security if the price of the Underlying Shares at the time of sale is at or below or moderately above its Initial Price or if market interest rates rise.  You cannot predict the future performance of the Underlying Shares based on their historical performance.

t
Investing in the Securities is not equivalent to investing in the Underlying Shares.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

t
No affiliation with the Underlying Issuer.  The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities.  We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

t
We may engage in business with or involving the Underlying Issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t
The amount payable (or the value of shares deliverable) on the Securities is not linked to the price of the Underlying Shares at any time other than the Final Valuation Date.  The Final Price will be based on the Closing Price of the Underlying Shares on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events.  Even if the Underlying Shares appreciate prior to the Final Valuation Date but then drop by the Final Valuation Date, the Payment at Maturity may be worth significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Shares prior to such drop.  Although the actual price of the Underlying Shares on the stated Maturity Date or at other times during the term of the Securities may be higher than their Final Price, the Payment at Maturity will be based solely on the Closing Price of the Underlying Shares on the Final Valuation Date as compared to their Initial Price.

t
The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares.  MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the Underlying Shares, including stock splits and reverse stock splits.  However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares.  If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected.  The determination by the Calculation Agent to adjust, or not to adjust, the Adjustment Factor may materially and adversely affect the market price of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  Accordingly, you should be willing to hold your Securities for the entire 5-year term of the Securities.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares.  MS & Co. and some of our other subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Price for the Underlying Shares, and therefore, could have increased the Conversion Price, which is the price at or above which the Underlying Shares must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Price of the Underlying Shares on the Final Valuation Date, and, accordingly, the payout to an investor at maturity, if any.

t
Potential conflict of interest.  As Calculation Agent, MS & Co. has determined the Initial Price, the Participation Rate and the Conversion Price, will determine the Final Price, whether any Market Disruption Event has occurred, and will calculate the Share Delivery Amount or the amount of cash you will receive at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and adjustments to the Adjustment Factor.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.   For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in case of an Event of Default,” “—No Fractional Shares” and “—Calculation Agent and Calculations” below.  In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

t
Uncertain tax treatment.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Price is less than the Conversion Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical.  They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Shares relative to the Initial Price.  We cannot predict the Final Price or the Closing Price of the Underlying Shares on any other day.  You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Shares.  The numbers set forth in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume an Initial Price of $40, a Conversion Price of $32, an Adjustment Factor of 1.0 as of the Final Valuation Date and the Participation Rate of 248%.  The actual terms for the Securities are specified on the cover page of this pricing supplement.

Example 1 — The price of the Underlying Shares increases from an Initial Price of $40.00 to a Final Price of $48.00.  The Share Return is calculated as follows:

($48.00 – $40.00) / $40.00 = 20%

Because the Final Price is greater than the Initial Price, the Payment at Maturity for each $1,000 Principal Amount of Securities is calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × Share Return × Participation Rate)
	=	$1,000 + ($1,000 × 20% × 248%)
	=	$1,000 + $496
	=	$1,496

Because the Final Price is greater than the Initial Price, for each $1,000 Principal Amount of Securities, Morgan Stanley will pay you a cash amount of $1,496.

Example 2 — The price of the Underlying Shares decreases from an Initial Price of $40.00 to a Final Price of $35.00.

Because the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, at maturity, for each $1,000 Principal Amount of Securities, Morgan Stanley will pay you the $1,000 Principal Amount (a zero percent return on the Principal Amount).

Example 3 — The price of the Underlying Shares decreases from an Initial Price of $40.00 to a Final Price of $20.00.

Because the Final Price is less than the Conversion Price, at maturity, for each $1,000 Principal Amount of Securities Morgan Stanley will not make a cash payment and instead will deliver to you a number of shares of the Underlying Shares equal to the Share Delivery Amount calculated as follows:

Share Delivery Amount	=	($1,000 / Conversion Price) × Adjustment Factor
	=	($1,000 / $32) × 1.0
	=	31.25 shares per Security

As of the Final Valuation Date, those shares would be worth $20 × 31 = $620, plus a cash payment for fractional shares based on the Closing Price of the Underlying Shares on the Final Valuation Date of $20 x 0.25 Underlying Shares = $5, for a total of $625, reflecting a -37.5% return on the Principal Amount.  If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per-Security basis in lieu of delivering such fractional shares.
If the Final Price is less than the Conversion Price, you will receive at maturity a number of the Underlying Shares that are worth less than the Principal Amount of the Securities and could be worth zero.

Hypothetical Final Price	Hypothetical Share Return	Hypothetical Cash Payment at Maturity(1)	Hypothetical Value of Underlying Shares Delivered at Maturity(1)(2)(3)	Hypothetical Return on Securities Issued at $1,000(2)(4)
$80.00	100.00%	$3,480.00	N/A	248.00%
$72.00	80.00%	$2,984.00	N/A	198.40%
$64.00	60.00%	$2,488.00	N/A	148.80%
$56.00	40.00%	$1,992.00	N/A	99.20%
$48.00	20.00%	$1,496.00	N/A	49.60%
$44.00	10.00%	$1,248.00	N/A	24.80%
$40.40	1.00%	$1,024.80	N/A	2.48%
$40.00	0.00%	$1,000.00	N/A	0.00%
$39.60	-1.00%	$1,000.00	N/A	0.00%
$36.00	-10.00%	$1,000.00	N/A	0.00%
$32.00	-20.00%	$1,000	N/A	0.00%
$31.60	-21.00%	N/A	$987.50	-1.25%
$24.00	-40.00%	N/A	$750.00	-25.00%
$20.00	-50.00%	N/A	$625.00	-37.50%
$16.00	-60.00%	N/A	$500.00	-50.00%
$12.00	-70.00%	N/A	$375.00	-62.50%
$8.00	-80.00%	N/A	$250.00	-75.00%
$4.00	-90.00%	N/A	$125.00	-87.50%
$0.00	-100.00%	N/A	$0.00	-100.00%

(1) If the Final Price is less than the Conversion Price, Morgan Stanley will deliver a number of the Underlying Shares equal to the Share Delivery Amount.

(2) The Hypothetical Value of Underlying Shares Delivered at Maturity and the corresponding Return on Securities are calculated based on the value of the Underlying Shares on the Final Valuation Date.  If the Share Delivery Amount is delivered, those shares may further depreciate from the Final Valuation Date to the Maturity Date resulting in a lower value of the Share Delivery Amount.

(3) If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per-Security basis in lieu of delivering such fractional shares.

(4) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Security to the Issue Price of $1,000 per Security.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.  This summary does not address the U.S. federal income tax consequences of the ownership or disposition of any Underlying Shares should an investor receive the Underlying Shares at maturity.  Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership and disposition of the Underlying Shares.

In addition, we will not attempt to ascertain whether the issuer of the Underlying Shares is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuer of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if the issuer is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities for cash, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.  A U.S. Holder that, upon settlement of the Securities, receives the Underlying Shares and cash in lieu of any fractional share should be treated as recognizing capital loss equal to the difference between the amount of cash received in lieu of any fractional share and the pro rata portion of the U.S. Holder’s tax basis in the Securities that is allocable to such fractional share (based on the amount of cash received and the fair market value of the Underlying Shares received, as of the Final Valuation Date of the Securities).  A U.S. Holder should not recognize any loss with respect to any Underlying Shares received.  A U.S. Holder should have a basis in the Underlying Shares equal to the U.S. Holder’s tax basis in the Securities (other than any amount allocated to a fractional share).  The holding period for such Underlying Shares should start on the day after receipt.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.  Because a Security provides for the return of principal except where the Final Price is less than the Conversion Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected,  and subject to the discussion on backup withholding and the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities should not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  Pursuant to Treasury regulations and guidance from the U.S. Treasury Department and the IRS, this legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income.  If the Securities were recharacterized as debt instruments, this legislation might apply to any payment of amounts treated as interest and any payment made after December 31, 2016 of gross proceeds of the sale or exchange (including retirement) of the Securities.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuer pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov.  In addition, information regarding the Underlying Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of the Underlying Issuer.  We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuer.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuer is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuer could affect the value received at maturity with respect to the securities and therefore the value of the Securities.

Included on the following pages is (i) a brief description of the Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the Underlying Shares for each quarter in the period from January 1, 2008 through July 29, 2014, and (iii) a graph showing the daily Closing Prices for the same time period.

We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  Neither Morgan Stanley nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares.  The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Valuation Date or during the term of the Securities.

AT&T Inc. Historical Information
AT&T Inc. is a holding company whose subsidiaries provide telecommunications services.  Its SEC file number is 001-08610.  The Closing Price of the common shares of AT&T Inc. on July 29, 2014 was $36.59.  AT&T Inc.’s common shares are listed on the New York Stock Exchange under the ticker symbol “T.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	41.43	34.36	38.30
4/1/2008	6/30/2008	40.51	32.76	33.69
7/1/2008	9/30/2008	33.30	27.75	27.92
10/1/2008	12/31/2008	29.98	22.42	28.50
1/1/2009	3/31/2009	29.42	21.72	25.20
4/1/2009	6/30/2009	26.83	23.67	24.84
7/1/2009	9/30/2009	27.43	23.38	27.01
10/1/2009	12/31/2009	28.34	25.31	28.03
1/1/2010	3/31/2010	28.58	24.77	25.84
4/1/2010	6/30/2010	26.66	24.13	24.19
7/1/2010	9/30/2010	28.92	24.29	28.60
10/1/2010	12/31/2010	29.44	27.70	29.38
1/1/2011	3/31/2011	30.71	27.33	30.61
4/1/2011	6/30/2011	31.86	30.13	31.41
7/1/2011	9/30/2011	31.68	27.54	28.52
10/1/2011	12/31/2011	30.24	27.41	30.24
1/1/2012	3/31/2012	31.84	29.16	31.23
4/1/2012	6/30/2012	35.71	30.13	35.66
7/1/2012	9/30/2012	38.25	34.63	37.70
10/1/2012	12/31/2012	38.34	33.14	33.71
1/1/2013	3/31/2013	36.86	33.20	36.69
4/1/2013	6/30/2013	39.00	34.35	35.40
7/1/2013	9/30/2013	35.96	33.32	33.82
10/1/2013	12/31/2013	36.45	33.11	35.16
1/1/2014	3/31/2014	35.07	31.86	35.07
4/1/2014	6/30/2014	36.74	34.49	35.36
7/1/2014	7/29/2014*	36.59	35.48	36.59

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarter Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t	“Closing Price” for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day is determined by the Calculation Agent and means:

o
if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

o	if the Underlying Shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

o
if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.

t
“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t
“Market Disruption Event” means, with respect to the Underlying Shares (or any other security for which a Closing Price must be determined), the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on the Underlying Shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the Underlying Shares and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the Underlying Shares occurs on the scheduled Final Valuation Date, the Final Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Final Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price of an Underlying Share on such date as the mean of the bid prices for an Underlying Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation

Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Antidilution Adjustments

The Adjustment Factor will be adjusted as follows:

1. If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the then-current Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

2. If the Underlying Shares are subject (i) to a stock dividend (issuance of additional Underlying Shares) that is given ratably to all holders of the Underlying Shares or (ii) to a distribution of the Underlying Shares as a result of the triggering of any provision of the corporate charter of the Underlying Issuer, then once the Underlying Shares are trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor will equal the then-current Adjustment Factor plus the product of (i) the number of shares issued with respect to one Underlying Share and (ii) the then-current Adjustment Factor.

3. If the Underlying Issuer issues rights or warrants to all holders of the Underlying Shares to subscribe for or purchase the Underlying Shares at an exercise price per share less than the Closing Price of the Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor will be adjusted to equal the product of (i) the then-current Adjustment Factor and (ii) a fraction, the numerator of which will be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares which the aggregate offering price of the total number of Underlying Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4. We are not required to make adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Underlying Shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to the Underlying Shares will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the Underlying Shares by an amount equal to at least 10% of the Closing Price of the Underlying Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in the Underlying Shares on the primary U.S. organized securities exchange or trading system on which the Underlying Shares are traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend.  If an Extraordinary Dividend occurs with respect to the Underlying Shares, the Adjustment Factor will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then-current Adjustment Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Shares will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Underlying Shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive.  A distribution on the Underlying Shares described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Issuer, (ii) the Underlying Issuer or any surviving entity or subsequent surviving entity of the Underlying Issuer (a “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Issuer is liquidated, (v) the Underlying Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding Underlying Shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the amount payable at maturity for each Security will be as follows:

Upon the Final Valuation Date:
➢
if the Exchange Property Value (as defined below) on the Final Valuation Date is greater than the Initial Price, you will receive a cash payment of (A) $1,000 plus (B)(i) $1,000 times (ii) the Exchange Property Return (as defined below) times (iii) the Participation Rate per Security on the Maturity Date

➢
if the Exchange Property Value (as defined below) on the Final Valuation Date is less than or equal to the Initial Price but greater than or equal to the Conversion Price, you will receive a cash payment of $1,000 per Security on the Maturity Date.

➢
if the Exchange Property Value (as defined below) on the Final Valuation Date is less than the Conversion Price, for each Security you hold you will receive securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Shares, (B) in the case of a spin-off event, the share of the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Shares continue to be held by the holders receiving such distribution, the Underlying Shares (collectively, the “Exchange Property”), in an amount equal to the Exchange Property delivered with respect to a number of the Underlying Shares equal to the product of (i) the Principal Amount of $1,000 divided by the Conversion Price, as determined on the Trade Date, and (ii) the Adjustment Factor as determined at the time of the Reorganization Event, or, at our sole option, the cash value of such Exchange Property as of the Final Valuation Date.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

“Exchange Property Value” means (i) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, and (iii) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

“Exchange Property Return” means (i) the Exchange Property Value minus the Initial Price divided by (ii) the Initial Price.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property will be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in this offering document to the “Underlying Shares” will be deemed to refer to the Exchange Property and references to a “share” or “shares” will be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the Adjustment Factor will be made up to the close of business on the Final Valuation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the Closing Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

No Fractional Shares

At maturity, if the payment is to be made in shares of the Underlying Shares, Morgan Stanley will deliver the aggregate number of shares of the Underlying Shares on a per-Security basis due with respect to the Securities, but will pay cash in lieu of delivering any fractional share of the Underlying Shares in an amount equal to the corresponding fractional Closing Price of such fraction of a share of the Underlying Shares, as determined by the Calculation Agent as of the Final Valuation Date.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Price, the Final Price, the Share Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price, whether to make any adjustments to the Adjustment Factor or whether a Market Disruption Event has occurred.  See “Antidilution Adjustments” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the

Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the Underlying Shares and in futures or options contracts on the Underlying Shares.  Such purchase activity could have increased the price of the Underlying Shares on the Trade Date, and therefore could have increased the Conversion Price, which is the price at or above which the Underlying Shares must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $35 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.